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                                                                   EXHIBIT 23.2

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference into the Titan Corporation's previously filed registration statements (as amended, as applicable) File Numbers 33-4041, 33-9570, 33-12119, 33-15680, 33-37827, 33-56762, 33-65123, 33-83402, 333-07413,
333-10919, 333-10965, 333-30947, 333-57651, 333-66149, 333-47633, 333-66147,
333-67341, 333-68621, 333-90133, and 333-90139 of our report dated February
4, 2000 related to the financial statements of JB Systems, Inc. (d.b.a. Mainsaver) included in this Form 8-K/A of The Titan Corporation. It should be noted that we have not audited any financial statements of the Company subsequent to October 31, 1999 or performed any audit procedures subsequent to the date of our report.

ARTHUR ANDERSEN LLP

San Diego, California
April 17, 2000